Exhibit 99.2

_____________________________________________________________________

CONFIDENTIAL TREATMENT REQUESTED

STOCK PURCHASE AGREEMENT

by and between

Ashmore SICAV in respect of Ashmore SICAV Emerging Markets Debt Fund

and

Black River Emerging Markets Credit Fund Ltd.

9 October, 2009

_____________________________________________________________________

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”), effective as of 9 October 2009, by and between Black River Emerging Markets Credit Fund Ltd. (“Black River”), and Ashmore SICAV in respect of Ashmore SICAV Emerging Markets Debt Fund (“Ashmore”). Capitalized terms used herein shall have the meanings set forth in Section 1.

RECITALS

WHEREAS, Black River holds certain ordinary shares of the capital stock, par value US$0.002 per share (the “AEI Ordinary Shares”), of AEI, a Cayman Islands exempted company (“AEI”); and

WHEREAS, in accordance with the terms and subject to the conditions set forth herein, Black River desires to sell, assign and transfer, or cause to be sold, assigned and transferred 500,000 AEI Ordinary Shares (the “AEI Shares”) to Ashmore (or its nominee or assignee), and Black River desires to purchase such AEI Shares.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

SECTION 1

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the respective meanings set forth below:

“AEI” shall have the meaning set forth in the Recitals.

“AEI Ordinary Shares” shall have the meaning set forth in the Recitals.

“AEI Shares” shall have the meaning set forth in the Recitals.

“Affiliate” means, with respect to a given Person (in this definition, the “Relevant Person”), any Person who (a) directly or indirectly, Controls, or is Controlled by, or is under a common Control with, the Relevant Person or (b) from time to time, is managed by (i) the same investment manager as the Relevant Person is managed by, or (ii) an investment manager that is Controlled by the same Person that Controls the Relevant Person; provided, that for the avoidance of doubt, neither Black River nor Ashmore shall be deemed to be an Affiliate of AEI for purposes of this Agreement solely as a result of any board seat or other contractual “protection rights,” each as provided in the Shareholders Agreement. As used in this definition, “Control,” “Controlling” and “Controlled” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” shall have the meaning set forth in the heading to this Agreement.

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“Anti-Money Laundering Laws” means, collectively, (i) the USA Patriot Act of 2001 (Pub. L. No. 107-56), as amended and reauthorized, and (ii) any other Law of any relevant jurisdiction having the force of law and relating to anti-money laundering.

“Approval” means any approval, authorization, consent, qualification, permit, license, franchise, clearance, Order or registration, or any extension, modification, amendment or waiver of any of the foregoing, required to be obtained from, or notice required to be given to, any Governmental Entity.

“Ashmore” shall have the meaning set forth in the heading to this Agreement.

“Ashmore Fund” shall have the meaning set forth in the Shareholders Agreement.

“Black River” shall have the meaning set forth in the heading to this Agreement.

“Business Day” means a day (other than Saturday or Sunday) on which commercial banks are open for business in London, England and New York, New York and Singapore.

“Capital Securities” shall have the meaning set forth in the Shareholders Agreement.

“Closing” shall have the meaning set forth in Section 2.1(b).

“Contract” means any binding written agreement, bond, commitment, indenture, lease, instrument or obligation.

“Control” shall have the meaning set forth in the definition of Affiliate.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, multinational or supranational, domestic or foreign, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority that has, in each case, jurisdiction over the matter in question.

“Law/Laws” means any constitutional provision, statute, law, rule, ordinance, regulation, treaty, code, executive order or interpretation of any Governmental Entity and any Order.

“Lien” means any lien, pledge, charge, mortgage, hypothecation, deed of trust, security interest, or other encumbrance or restriction on title.

“OFAC List” means the Specially Designated Nationals and Blocked Persons List, as published by the United States Department of the Treasury Office of Foreign Asset Control from time to time, and available on the Internet at the following website: http://www.treas.gov/offices/enforcement/ofac/ sdn/index.html or any official successor website.

“Order” means any binding and enforceable decree, injunction, judgment, order, ruling, assessment, stipulation, determination or writ issued by or agreement entered into with a Governmental Entity (whether preliminary or final).

“Organizational Documents” means, with respect to any Party, as applicable, the certificate of incorporation, articles of incorporation, memorandum and articles of association, certificate of formation, by-laws, articles of organization, limited liability company agreement, limited partnership agreement, formation agreement, joint venture agreement, general partnership agreement or other similar

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organizational documents of such Person, together with any shareholder agreement, voting agreement or similar agreement among two or more of the equity owners of any such entity.

“Parties” means Black River and Ashmore.

“Person” means any natural person, association, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, joint venture, trust or any other entity, organization or Governmental Entity.

“Purchase Price” means US$ [***](equivalent to US$ [***]).

“Purchaser Excluded Information” shall have the meaning set forth in Section 4.6.

“Registration Rights Agreement” shall mean the Amended and Restated Registration Rights Agreement, dated as of December 29, 2006, by and among AEI and the shareholders of AEI party thereto, as the same may be amended, supplemented, replaced or restated from time to time.

“Relevant Person” shall have the meaning set forth in the definition of Affiliate.

“Regulation S” means Regulation S adopted by the Securities and Exchange Commission under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Excluded Information” shall have the meaning set forth in Section 3.6.

“Shareholders Agreement” shall mean the Second Amended and Restated Shareholders Agreement, dated as of May 9, 2008, by and among AEI and the shareholders of AEI party thereto, as the same may be amended, supplemented, replaced or restated from time to time.

SECTION 2

SALE AND PURCHASE; CLOSING

2.1	Sale and Purchase.

(a)           Subject to the terms and conditions of this Agreement, Ashmore agrees to pay the Purchase Price to Black River (or its nominee or assignee) on the date hereof (“Closing”) in immediately available funds, in Dollars, by wire transfer to the following bank account:

Bank Name:  JP Morgan Chase Bank N.A., New York (CHASUS33)

Beneficiary:  Black River Emerging Markets Credit Fund Ltd.

Account:  741404966

ABA:  021000021

Ref: AEI Sale

_______

*** Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

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and, in consideration thereof and on receipt of the aforesaid funds, Black River agrees to sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Ashmore at Closing, free and clear of all Liens (but subject to any applicable limitations and restrictions under the Shareholders Agreement), all of Black River’s right, benefit, title and interest in, to and under the AEI Shares

2.2	Closing Deliveries.

At the Closing and in the following order, (i) Black River shall take all actions necessary to transfer, or cause to be transferred, to Ashmore, title to the AEI Shares, free and clear of all Liens (but subject to any applicable limitations and restrictions under the Shareholders Agreement), including notifying AEI of the transfer of the AEI Shares to Ashmore and delivering to AEI with a copy to Ashmore the Share Transfer Certificate (substantially in the form of Exhibit A) executed by it with the necessary medallion guarantee stamp affixed thereto; (ii) the registration by AEI or its transfer agent of Ashmore as the owner of the AEI Shares in AEI’s register of members shall occur; and (iii) Ashmore shall pay the Purchase Price to Black River (or its nominee) to the account set out in clause 2.1(a) above.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF BLACK RIVER

Black River hereby represents and warrants to Ashmore as follows:

3.1	Organization and Related Matters.

(a)           Black River is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, license, use, lease and operate its assets and properties and to carry on its business.

3.2	Authorization; No Conflicts.

(a)           Black River has the necessary power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Black River and the consummation of the transactions contemplated hereby have been, duly and validly authorized by all necessary corporate action on the part of Black River. This Agreement has been duly executed and delivered by Black River and constitutes a legally valid and binding obligation of Black River enforceable against Black River in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to creditors’ rights generally and by general equitable principles.

(b)           The execution, delivery and performance by Black River of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with, or constitute a breach or default under, its Organizational Documents, (ii) violate, or constitute a breach or default under, or result in the termination, acceleration or cancellation of, or the loss of benefit under, any Contract to which it is a party or by which its assets may be bound or affected (whether upon lapse of time and/or the occurrence of any act or event or otherwise) or (iii) violate any Law or Order applicable to it or by which its assets may be bound, other than, in the case of clauses (ii) and (iii) above as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on its ability to perform its obligations under this Agreement (including any Exhibit hereto) or to consummate the transactions contemplated hereby.

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(c)           No Approval by Black River is necessary to be obtained or made by in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

3.3          Title. Black River has good and valid title to, and is the lawful record and beneficial owner of the AEI Shares, free and clear of any Lien (except for any applicable limitations and restrictions under the Shareholders Agreement). Upon delivery of the Share Transfer Certificate by Black River to Ashmore in the manner contemplated in Section 2.2, and the registration by AEI or its transfer agent of Ashmore as the owner of the AEI Shares in AEI’s register of members, Ashmore will acquire beneficial and legal title to such Shares, free and clear of all Liens except for restrictions on transfer under federal and state securities Laws, Liens created by Black River and any applicable limitations and restrictions under the Shareholders Agreement.

3.4          Compliance. Black River and its Affiliates are in compliance in all material respects with the applicable requirements of the Anti-Money Laundering Laws. Neither Black River nor any of Black River’s directors or executive officers is a Person included on the OFAC List.

3.5          Litigation. There is no action, suit, investigation (including any governmental or regulatory investigation or inquiry) or proceedings pending against, or to the knowledge of Black River threatened against or affecting, Black River, its Affiliates or any of their respective properties (including the AEI Shares) by or before any arbitrator or any Governmental Entity in connection with the transfer of the AEI Shares pursuant hereto which challenges or seeks to, or would otherwise reasonably be expected to prevent, enjoin or materially impair Black River’s ability to consummate the transactions contemplated by this Agreement or Black River’s performance of its obligations under this Agreement

3.6          Possession of Information. Black River acknowledges that (i) Ashmore currently may have, and later may come into possession of, information with respect to the AEI Shares and AEI that is not known to Black River and that may be material to a decision to sell the AEI Shares (“Seller Excluded Information”), (ii) Black River has determined to sell the AEI Shares notwithstanding its lack of knowledge of the Seller Excluded Information and (iii) Ashmore shall have no liability to Black River and Black River waives and releases any claims that it might have against Ashmore whether under applicable securities laws or otherwise, with respect to the nondisclosure of Seller Excluded Information in connection with the transactions contemplated under this Agreement.

3.7          No Other Representations. Except as expressly provided above, or elsewhere in this Agreement, Black River does not make, and Black River hereby expressly disclaims, any representation or warranty to Black River of any kind or nature, written or oral, statutory, express or implied. Without limiting the generality of the foregoing, except as expressly provided above or elsewhere in this Agreement, Black River does not make, and hereby expressly disclaims, any representation or warranty to Black River of any kind or nature, written or oral, statutory, express or implied, as to (i) the condition, value or quality of AEI’s assets, (ii) the prospects (financial and otherwise), risks and other incidents of AEI’s assets or business or (iii) any other matters of any nature whatsoever arising out of or relating to this Agreement and the transactions contemplated hereby.

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SECTION 4

REPRESENTATIONS AND WARRANTIES OF ASHMORE

Ashmore hereby represents and warrants to Black River as follows:

4.1	Organization and Related Matters.

(a) Ashmore is duly organized and validly existing under the Laws of its jurisdiction of organization, and has all requisite power and authority to own, license, use, lease and operate its assets and properties and to carry on its business.

4.2	Authorization; No Conflicts.

(a)           Ashmore has the necessary power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Ashmore and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Ashmore. This Agreement has been duly executed and delivered by Ashmore and constitutes a legally valid and binding obligation of Ashmore enforceable against Ashmore in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to creditors’ rights generally and by general equitable principles.

(b)           The execution, delivery and performance by Ashmore of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with, or constitute a breach or default under, its Organizational Documents, (ii) violate, or constitute a breach or default under, or result in the termination, acceleration or cancellation of, or the loss of benefit under, any Contract to which it is a party or by which its assets may be bound or affected (whether upon lapse of time and/or the occurrence of any act or event or otherwise) or (iii) violate any Law or Order applicable to it or by which its assets may be bound, other than, in the case of clauses (ii) and (iii) above as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on its ability to perform its obligations under this Agreement (including any Exhibit hereto) or to consummate the transactions contemplated hereby.

(c)           No Approval by Ashmore is necessary to be obtained or made by in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.3          Compliance. Ashmore and its Affiliates are in compliance in all material respects with the applicable requirements of the Anti-Money Laundering Laws. Neither Ashmore nor any of Ashmore’s partners is a Person included on the OFAC List.

4.4          Non-U.S. Person. Ashmore is not a U.S. Person as such term is defined in Regulation S under the Securities Act.

4.5          Inspections. Ashmore is an informed and sophisticated purchaser (particularly in respect to transactions of the sort contemplated pursuant to this Agreement) and has engaged expert advisors, experienced in the evaluation and purchase of securities and investments such as the AEI Shares as contemplated hereunder. Ashmore has undertaken such investigation and has been provided with and has

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evaluated such documents and information it has deemed necessary to enable it to make an informed investment decision with respect to the execution, delivery and performance of this Agreement.

4.6          Possession of Information. Ashmore acknowledges that (i) Black River currently may have, and later may come into possession of, information with respect to the AEI Shares and AEI that is not known to Ashmore and that may be material to a decision to purchase the AEI Shares (“Purchaser Excluded Information”), (ii) Ashmore has determined to purchase the AEI Shares notwithstanding its lack of knowledge of the Purchaser Excluded Information and (iii) Black River shall have no liability to Ashmore, and Ashmore waives and releases any claims that it might have against Black River whether under applicable securities laws or otherwise, with respect to the nondisclosure of Purchaser Excluded Information in connection with the transactions contemplated under this Agreement.

4.7          Restricted Securities. Ashmore understands that the AEI Shares have not been registered under the Securities Act or the securities or blue sky Laws of any State of the United States or any other jurisdiction. Ashmore such knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of holding the AEI Shares and has the capacity to protect its own interests. Ashmore is able to bear the economic risk of its investment in the AEI Shares indefinitely. Ashmore is acquiring the AEI Shares for its own account for investment only, and not with a view towards a distribution thereof in violation of the Securities Act or for onward resale during the six month period from Closing. Ashmore is an accredited investor within the meaning of Regulation D under the Securities Act.

4.8          No Public Market. Ashmore understands that no public market now exists for any of the shares in AEI’s capital, and that Ashmore has made no assurances that a public market will ever exist for such shares.

4.9          No Other Representations. Except as expressly provided above, or elsewhere in this Agreement, Ashmore does not make, and Ashmore hereby expressly disclaims, any representation or warranty to Ashmore of any kind or nature, written or oral, statutory, express or implied. Without limiting the generality of the foregoing, except as expressly provided above or elsewhere in this Agreement, Ashmore does not make, and hereby expressly disclaims, any representation or warranty to Ashmore of any kind or nature, written or oral, statutory, express or implied, as to any other matters of any nature whatsoever arising out of or relating to this Agreement and the transactions contemplated hereby.

SECTION 5

MISCELLANEOUS

5.1          Survival. All of the representations and warranties contained in Sections 3 and 4 of this Agreement shall survive the execution and delivery hereof and the consummation of the transactions contemplated hereby.

5.2          Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when two or more counterparts have been signed by each of the Parties and delivered (including by facsimile) to the other Party.

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5.3	Governing Law and Jurisdiction.

(a)           This agreement shall be governed by English law. Each of the parties hereby irrevocably and unconditionally submits to the jurisdiction of the courts of England.

(b)           To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Party hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

5.4          Entire Agreement. This Agreement, and the Exhibits hereto, contain the entire agreement among the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to herein.

5.5          Notices. All notices and other communications to be given to any Party shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile and shall be directed to the address or facsimile number set forth below (or at such other address or facsimile number as such Party shall designate by like notice):

(a)	If to Black River:

Black River Emerging Markets Credit Fund Ltd.
c/o Black River Asset Management LLC
12700 Whitewater Dr.
Minnetonka, MN 55343
Attention : Vicki Beeth
Tel : +1 952 984 3678
Fax : +1 952 404 6029

With a copy to:

LaCrosse Global Fund Services LLC
3601 W. 76th St.
Edina, MN 55435
Attention : Margaret Qamoos
Tel : +1 952 857 4822
Fax : +1 952 404 6029

(b)		If to Ashmore: Ashmore SICAV in respect of Ashmore SICAV Emerging Markets Debt Fund
c/o Ashmore Investment Management Limited 61 Aldwych London, WC2B 4AE Attention: Paul Robinson Telephone: +44 (0)20 3077 6107 Facsimile: +44 (0)20 3077 6001

5.6          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as expressly provided herein,

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no Party may delegate any or all of its obligations under this Agreement without the express prior written consent of each other Party; for the avoidance of doubt, nothing in this Section or elsewhere in this Agreement shall be construed to restrict in any way or otherwise affect each Party’s right to assign such Party’s rights, benefits and privileges (but not its obligations) under this Agreement.

5.7          Headings. The Section headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections contained herein mean Sections of this Agreement unless otherwise stated.

5.8          Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Parties. Any Party may, only by an instrument in writing, waive, only as to itself, compliance by the other Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy.

5.9          Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

5.10        Interpretation. The phrase “including” shall be deemed to be followed by “without limitation.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section in which such words appear. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Except as otherwise expressly provided in this Agreement, all references to “US$” or “Dollars”, if any, shall be to the lawful currency of the United States. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

5.11        Further Assurances. From time to time after the date hereof, without additional consideration, each of the Parties will (or, if appropriate, cause their subsidiaries or Affiliates to) execute and deliver such further instruments and take such other action as may be necessary to make effective the transactions contemplated by this Agreement.

5.12        Public Announcements. Except as otherwise required by applicable Law, no Party nor any of its respective Affiliates, agents or representatives, shall issue any press release or public statement concerning this Agreement or the transactions contemplated hereby, without obtaining the prior written approval of the other Party; provided, that if a press release or other public statement is required by applicable Law, the Party intending to make such release or statement shall give the other Party prior notice and shall use its reasonable efforts to consult with the other Party with respect to the text therein. Each Party also agrees to keep this Agreement and the transactions contemplated hereby confidential and only disclose the fact of this Agreement and the transactions contemplated hereby to its Affiliates, representatives and advisors who need to know such information.

5.13	Intentionally Deleted

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5.14        Expenses. Each Party shall be responsible for all fees and expenses incurred by it with respect to this Agreement and the transactions contemplated hereby.

5.15        No Third-Party Beneficiary. This Agreement is solely for the benefit of the Parties and their respective permitted successors and assigns and no other Person shall have any rights or remedies hereunder.

5.16        Limitation Of Liability. Black River hereby acknowledges that Northern Trust Global Services Limited, London (Royaume-Uni) Luxembourg Branch is executing this Agreement in its capacity as custodian to Ashmore and further agrees that all liabilities contemplated by this Agreement are limited to Ashmore and its assets. Neither Ashmore or Black River (or their respective Affiliates) shall, under any circumstances, be liable to the other (or its Affiliates) for any consequential, exemplary, special, incidental or punitive damages claimed by such other Party under the terms of or due to any breach of this Agreement. It is further agreed that the maximum liability of Ashmore or Black River for any breach of this Agreement shall be limited to the amount of the Purchase Price.

[signature page follows]

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IN WITNESS WHEREOF, each of the undersigned, intending to be legally bound, has caused this Agreement to be duly executed and delivered on the date first set forth above.

BLACK RIVER EMERGING MARKETS CREDIT FUND LTD. By: Black River Asset Management LLC
By: Name: Title:	/s/ Eric Larson Eric Larson Principal

By: Northern Trust Global Services Limited, London (Royaume-Uni)
Luxembourg Branch as custodian for and on behalf of Ashmore SICAV in respect of Ashmore SICAV Emerging Markets Debt Fund

By:       /s/ Kim Martin

Name: Kim Martin

Title:    Vice President

EXHIBIT A

FORM OF SHARE TRANSFER CERTIFICATE

SHARE TRANSFER CERTIFICATE

Black River Emerging Markets Credit Fund Ltd. (the “Transferor”), for good and valuable consideration received by it from Ashmore SICAV in respect of Ashmore SICAV Emerging Markets Debt Fund (the “Transferee”), does hereby:

1.

Transfer to the Transferee 500,000 ordinary shares, par value $.002 per share, of the Company (the “Shares”) with such transfer to be effective and recorded on the register of members of the Company as of October 9, 2009; and

2.	consent that the name of the Transferor remain on the register of members of the Company until such times as the Company enters the Transferee’s name in the register of members of the Company.

Signed by the Transferor on October 8,2009.

_______________________________

Transferor

Signature Guaranteed: Signature must be guaranteed by a participant in the Securities Transfer Agent Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program.